Exhibit (a)(5)(E)




For Immediate Release                      CONTACTS: Patrick Fitzgerald (Media)

                                                        Mylan Laboratories Inc.
                                                                   724.514.1800

                                                           Kris King (Investor)
                                                        Mylan Laboratories Inc.
                                                                   724.514.1800

    Mylan Laboratories Announces Pricing of $500 Million Aggregate Principal
                            Amount of Senior Notes

PITTSBURGH, PA--July 15, 2005--Mylan Laboratories Inc. (NYSE: MYL) announced today the pricing of $150 million aggregate principal amount of its Senior Notes due 2010 at 5 3/4% and $350 million aggregate principal amount of its Senior Notes due 2015 at 6 3/8%.

The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and to persons outside the United States under Regulation S of the Securities Act. The transaction is expected to close on July 21, 2005.

Mylan intends to use the proceeds from the issue to fund a portion of its purchase of up to 48.8 million shares of its common stock (up to $1 billion) pursuant to its previously announced modified "Dutch auction" self-tender offer which was commenced on June 16, 2005. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on July 15, 2005, unless extended by Mylan.

The notes have not been registered under the Securities Act or securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act or the laws of any state. This press release shall not constitute an offer to sell or a solicitation of an offer to buy such notes in any jurisdiction in which such an offer or sale would be unlawful and is issued pursuant to Rule 135c under the Securities Act.

About Mylan

Mylan Laboratories Inc. is a leading pharmaceutical company with three principal subsidiaries: Mylan Pharmaceuticals Inc., Mylan Technologies Inc. and UDL Laboratories, Inc., that develop, license, manufacture, market and distribute an extensive line of generic and proprietary products.

For more information about Mylan, visit www.mylan.com.


Forward-Looking Statements

This press release includes statements that constitute "forward-looking statements", including with regard to the senior notes offering, such as the completion and timing thereof. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding investor demand for the notes; prevailing market conditions; changes in economic and financial conditions of Mylan's business; other uncertainties and matters beyond the control of management; and the other risks detailed in Mylan's periodic filings with the Securities and Exchange Commission. Mylan undertakes no obligation to update these statements for revisions or changes after the date of this release.

Notwithstanding any statement in this press release to the contrary, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

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